NEWS

IRELAND INC. TO HOST INVESTOR CONFERENCE CALL ON FRIDAY, NOVEMBER 16, 2012

HENDERSON, Nevada – November 14, 2012 – Ireland Inc. (OTCBB: IRLD) today announced that the Company will host an investor update conference call and webcast on Friday, November 16, 2012 at 1:15 pm PST (4:15 pm EST). The purpose of this first quarterly call is to update investors regarding corporate progress and developments.

The Participant Dial-In Number for the conference call is 1-778-327-3988. Participants should dial in to the call at least five minutes before 1:15 pm PST (4:15 pm EST) on November 16, 2012. A “live” webcast of the call will be available at http://public.viavid.com/index.php?id=102613. Ireland plans to file its quarterly results on Form 10-Q today.

A replay of the conference call will be available by dialing 1-877-870-5176 (international participants dial 1-858-384-5517) starting November 16, 2012, at 7:30 pm EST through November 29, 2012 at 11:59 pm EST. Please use PIN Number 911512.

“We are pleased that we have reached the stage in our development where we can begin to host regular quarterly conference calls. We will update our investors and other interested parties on our progress and the status of the gold and silver extraction process at the Columbus Project pilot plant in Esmeralda County, Nevada,” said Douglas D.G. Birnie, Chief Executive Officer of Ireland Inc.

“Inasmuch as this will be our first conference call, we will provide an overview and status update on our Columbus Project using a slide presentation, and we will accept questions submitted via email,” said Birnie. Participants are invited to submit questions via email addressed to terri@bibimac.com in advance of the call.

“As previously announced, we recently successfully completed a series of bulk tests (12,000 –14,000 pounds each) -- with gold and silver recovery rates that met our extraction goals. Those tests were conducted partially at our pilot plant and partially at a third party laboratory. We have now moved the production/extraction process entirely to our pilot plant. We continue the use our gravity concentration circuit and have now begun testing the leaching and resin extraction circuit. After the completion of the onsite leach and resin extraction tests, we expect to commence continuous processing operations and precious metals extraction at the pilot plant. Our goal is to produce gold and silver through onsite processing later this quarter. This will be followed by the reactivation of our drill program,” Birnie concluded.

About Ireland Inc.

Based in Henderson, Nevada, Ireland Inc. (www.irelandminerals.com) is a minerals exploration and development company that targets properties containing large-scale deposits of precious metals in the southwestern United States. Ireland is currently involved with two mining projects, both of which are prospective for gold and silver. In early 2008, Ireland completed the acquisition of the Columbus Project located in Esmeralda County, NV, near Tonopah, where it also has an option to acquire additional adjacent mineral claims. Ireland also owns rights to acquire up to 100% of the Red Mountain Project in San Bernardino County, California.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, and uncertainties surrounding estimates of mineralized material. Extraction rates and mineralization grades from test results on individual samples may not be representative of extraction rates or grades that can be obtained from other samples or from commercial scale extraction efforts. Additional exploration work will be required to fully define the extent of the Columbus Project’s mineralized areas and before proved or probable mineral reserves can be established. There is no assurance that the results of Ireland’s exploration of pre-feasibility programs will result in a decision to enter into commercial production. Ireland undertakes no obligation to update the forward looking statements in this document.

This release may also refer to resource estimates. The US Securities and Exchange Commission (the “SEC”) does not normally permit issuers to disclose resource estimates in their filings with the SEC. SEC guidelines normally permit only the disclosure of “reserve” estimates, which are those parts of a mineral deposit that could be economically and legally extracted or produced at the time the estimate is made. Inferred resource estimates generally may not be used as the basis for pre-feasibility or feasibility studies. There are no assurances that any resource estimates can be economically or legally extracted or produced or that any of these resource estimates will ever be converted to reserves. There are also no assurances that any inferred resource estimates will be converted into indicated or measured resources. The mineralization estimates provided in this release are based on internal calculations and have not been independently confirmed.

Investors are advised to carefully review the reports and documents that Ireland Inc. files from time to time with the SEC, particularly its Annual, Quarterly and Current Reports.

INVESTOR RELATIONS CONTACTS:
Terri MacInnis, Dir. of Investor Relations	R. Jerry Falkner, CFA
Bibicoff + MacInnis, Inc.	RJ Falkner & Company, Inc.
818.379.8500 terri@bibimac.com	800.377.9893 info@rjfalkner.com

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338